EXHIBIT 99

ChannelRe Holdings Ltd.

(Incorporated in Bermuda)

Consolidated Financial Statements

(UNAUDITED)

For the year ended December 31, 2005 and the period from February 12, 2004 (date of inception) to December 31, 2004

(in thousands of U.S. dollars)

EXHIBIT 99

ChannelRe Holdings Ltd.

Consolidated Balance Sheets

As at December 31, 2005 and 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

	2005 $	2004 $
Assets
Fixed-maturity securities at fair value (amortized cost $505,810 and $495,407)	497,303	491,302
Short-term investments at fair value (amortized cost $85,896 and $18,233 )	85,222	18,042

Total investments available for sale	582,525	509,344
Cash and cash equivalents	10,025	36,800
Accrued investment income	5,812	4,874
Deferred acquisition costs	47,619	49,335
Reinsurance premiums receivable	5,752	5,741
Derivative assets	36	—
Other assets	83	84

Total assets	651,852	606,178

Liabilities
Deferred premium revenue	185,702	191,854
Loss and loss adjustment expenses reserves	15,366	6,155
Derivative liabilities	61	140
Payable to affiliates	4,135	2,232
Accrued expenses	1,436	1,656

Total liabilities	206,700	202,037

Minority interest	124,229	112,783

Shareholders’ equity
Common shares and share premium
Common shares par value $1.00—120,000 shares authorized, issued and outstanding	120	120
Share premium	263,750	263,750
Retained earnings	63,672	30,585
Accumulated other comprehensive loss	(6,619)	(3,097)

Total shareholders’ equity	320,923	291,358

Total liabilities and shareholders’ equity	651,852	606,178

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99

ChannelRe Holdings Ltd.

Consolidated Statements of Income

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

	Year to December 31, 2005 $	Period from February 12, 2004 to December 31, 2004 $
Revenue
Assumed premiums written	57,308	249,144
Decrease (Increase) in deferred premium revenue	6,152	(191,854)

Premium earned	63,460	57,290
Net investment income	19,507	13,404

Total revenues	82,967	70,694

Expenses
Losses incurred	10,082	6,239
Acquisition costs	16,232	14,733
Operating expenses	8,152	5,204
Closing costs	—	1,886

Total expenses	34,466	28,062

Gains and losses
Net realized losses on investments	(1,645)	(853)
Net (losses) gains on derivative instruments and foreign exchange	(960)	647

Net realized losses	(2,605)	(206)

Net income before minority interest	45,896	42,426
Minority interest	(12,809)	(11,841)

Net income for the period	33,087	30,585

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99

ChannelRe Holdings Ltd.

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

	Year to December 31, 2005 $	Period from February 12, 2004 to December 31, 2004 $
Common shares and share premium
Common shares – par value $1.00
Balance – Beginning of period	120	—
Issuance of shares (120,000 shares)	—	120

Balance – End of period	120	120

Share premium – Beginning of period	263,750	—
Share premium on issuance of shares	—	263,750

Balance – End of period	263,750	263,750

Retained earnings
Balance – Beginning of period	30,585	—
Net income	33,087	30,585

Balance – End of period	63,672	30,585

Accumulated other comprehensive loss
Balance – Beginning of period	(4,296)	—
Net unrealized losses on investments	(4,885)	(4,296)

Balance – End of period, before minority interest	(9,181)	(4,296)
Less minority interest	(2,562)	(1,199)

Balance – End of period, after minority interest	(6,619)	(3,097)

Total shareholders’ equity	320,923	291,358

Comprehensive income
Net income	33,087	30,585
Net change in unrealized losses on investments, after minority interest	(3,522)	(3,097)

Comprehensive income	29,565	27,488

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99

ChannelRe Holdings Ltd.

Consolidated Statements of Cash Flows

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

	Year to December 31, 2005 $	Period from February 12, 2004 to December 31, 2004 $
Cash flows provided by operating activities
Net income	33,087	30,585
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized investment losses	1,645	853
Amortization of bond discount, net	3,662	4,565
Minority interest	12,809	11,841
Change in:
Deferred premium revenue	(6,152)	191,854
Loss and loss adjustment expense reserves	9,211	6,155
Deferred acquisition costs	1,716	(49,335)
Reinsurance premiums receivable	(11)	(5,741)
Accrued investment income	(938)	(4,874)
Other, net	1,543	3,944

	56,572	189,847

Cash flows used in investing activities
Proceeds from sales of investments available for sale net of receivable for investments sold	112,632	260,555
Proceeds from redemption of investments available for sale net of receivable for investments redeemed	41,082	37,471
Purchases of investments available for sale net of payable for investments purchased	(237,061)	(817,084)

	(83,347)	(519,058)

Cash flows provided by financing activities
Proceeds from issuance of common shares	—	263,870
Contribution from minority interest	—	102,141

	—	366,011

(Decrease) Increase in cash and cash equivalents	(26,775)	36,800
Cash and cash equivalents—Beginning of period	36,800	—

Cash and cash equivalents—End of period	10,025	36,800

The accompanying notes are an integral part of these consolidated financial statements.

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

1.      Organization and business

ChannelRe Holdings Ltd. (the Company) was funded and commenced operations as a Bermuda-domiciled holding company on February 12, 2004. The Company was incorporated with limited liability under the Bermuda Companies Act 1981. The Company is the majority shareholder (72.09%) of Channel Reinsurance Ltd. (ChannelRe). ChannelRe was also founded and commenced operations as a Bermuda-domiciled financial guarantee reinsurer on February 12, 2004. ChannelRe was incorporated with limited liability under the Bermuda Companies Act 1981 and is registered as a Class 3 insurer under The Insurance Act 1978, amendments thereto and related regulations (The Act).

The sole shareholders of the Company are Koch Financial Re, Ltd. (Koch) (a wholly-owned subsidiary of Koch Industries); MBIA Insurance Corporation (MBIA) (a wholly-owned subsidiary of MBIA Inc.); Partner Reinsurance Company Ltd. (Partner Re); and RenaissanceRe Holdings Ltd. (RenRe). The Company’s initial capitalization was $264 million.

Under reinsurance treaties entered into with MBIA, ChannelRe assumed a $26 billion portfolio of in force business from MBIA in 2004 and continues to reinsure a share of MBIA financial guarantees on both a treaty and facultative basis. ChannelRe currently derives 100% of its premium revenue from MBIA.

ChannelRe is rated Aaa by Moody’s and AAA (with negative outlook) by Standard & Poor’s.

2.      Significant accounting policies

(a)    Basis of preparation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany balances and transactions have been eliminated in consolidation.

Minority interests consist of direct investments by MBIA and Koch in Channel Re.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most significant estimates involve the setting of Losses and loss adjustment expenses (Note 2g).

(b)    Investments

The fixed-maturity investment portfolio is considered available-for-sale and is reported in the financial statements at fair value, with unrealized gains and losses reflected in accumulated other comprehensive income in shareholders’ equity. The fair value of fixed-maturity securities available for sale is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. All declines in fair value below cost that are considered other than temporary are recognized in income.

The process for identifying declines in the fair value of investments that are other than temporary involves consideration of several factors. These factors include (i) the time period during which there has been a

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

significant decline in value, (ii) an analysis of the liquidity, business prospects and overall financial condition of the issuer, (iii) the significance of the decline, (iv) an analysis of the collateral structure and other credit support, as applicable of the securities in question and (v) management’s intent and ability to hold the investment for a sufficient period of time for the value to recover. Where the analysis of the above factors results in the conclusion that declines in fair values are other than temporary, the cost of the security is written down to fair value and the previously unrealized loss is therefore realized in the period such determination is made.

With respect to securities where the decline in value is determined to be temporary and the security’s value is not written down, a subsequent decision may be made to sell that security and realize a loss. Subsequent decisions on security sales are made within the context of overall risk monitoring, changing information, market conditions generally and assessing value relative to other comparable securities.

Bond discounts and premiums are amortized using the effective yield method over the remaining term of the securities. For pre-refunded bonds, the remaining term is determined based on the contractual refunding date. Investment income is recorded as earned. Realized gains or losses on the sale of investments are determined by specific identification and are included as a separate component of revenues.

Short-term investments are carried at fair value, and include all fixed-maturity securities with a remaining term to maturity of less than one year.

(c)    Cash and cash equivalents

Cash and cash equivalents include cash on hand and demand deposits with banks with original maturities of less than 90 days.

(d)    Derivative instruments

Derivatives are accounted for under SFAS No.133, “Accounting for Derivative Instruments and Hedging Activities,” as amended and interpreted. Transactions entered into that are accounted for under SFAS No.133, as amended, are comprised of certain financial guarantee contracts (credit default swaps) assumed from MBIA and a put option agreement with Two Rock ABC Trust (“ABC Trust”). Changes in the fair value of these derivative instruments are recorded each period in current earnings as a realized gain or loss and on the balance sheet as derivative assets or liabilities.

(e)    Premium revenue recognition

Instalment premiums are recorded as written at each instalment due date and are earned over the respective instalment period, which equates to the period of risk and is generally less than one year. All other premiums are recorded as written at the inception of the policy and are earned in proportion to the expiration of the related risk. Therefore, for transactions in which the premium is received upfront, premium earnings are greater in the earlier periods when there is a higher amount of exposure outstanding. The upfront premiums are apportioned to individual sinking fund payments of a bond issue according to an amortization schedule. After the premiums are allocated to each scheduled sinking fund payment, they are earned on a straight-line basis over the period of that sinking fund payment. When a policy is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium, less any amount credited to a refunding issue reinsured by ChannelRe, is recognized in income at that time. Accordingly, deferred premium revenue represents the portion of premiums written that is applicable to the unexpired terms of policies in force.

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

(f)    Policy acquisition costs

Policy acquisition costs include only those expenses that vary with and are primarily related to the production of business. Such costs include ceding commissions paid on reinsurance assumed, salaries and related costs of underwriting personnel, premium taxes, and certain other underwriting expenses. Policy acquisition costs are deferred and amortized over the period in which the related premiums are earned. Deferred policy acquisition costs are limited to their estimated realizable value based on the related unearned premiums. Anticipated losses and loss adjustment expenses, based on historical and current experience, and anticipated investment income related to those premiums are considered in determining the recoverability of deferred acquisition costs.

(g)    Losses and loss adjustment expenses (LAE)

The liability for losses and loss adjustment expenses consists of case basis reserves and an unallocated reserve and are recorded based on management’s best estimate.

ChannelRe currently allocates 12% of scheduled earned premium to the Unallocated Loss Reserve. Management reviews the continued applicability of the 12% factor to the ChannelRe portfolio on an ongoing basis. As at December 31, 2005, based on management’s review of qualitative and quantitative factors, the 12% factor continues to be a reasonable basis for determining unallocated loss reserves.

Reserves for case losses and LAE are established on ChannelRe’s best estimate of identified or case basis reserves and unallocated losses, including costs of settlement on the obligations it has reinsured. ChannelRe records a case basis provision for losses and related LAE when reported by MBIA or when, in ChannelRe’s opinion, an insured risk is in default or a default is probable and the amount of the loss is reasonably estimable. Management reviews the portfolio on a continuous basis to identify problem credits.

Additionally, ChannelRe has established an internal guideline which addresses the procedure to be followed to ensure that the total loss reserve continues to be based upon expected loss experience over the long term and is not overly influenced by one short term development on one loss. Specifically, the guideline limits the amount of the unallocated loss reserve that can be used to offset a case reserve associated with a single default.

The Company recognizes that there is diversity in practice among financial guarantee insurers and reinsurers with respect to their accounting policies for loss reserves. Current accounting literature, specifically Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 60 “Accounting and Reporting by Insurance Enterprises” (FAS 60) and FASB Statement of Financial Accounting Standards No. 97 “Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments” (FAS97), do not specifically address the unique characteristics of financial guarantee insurance contracts. Consequently, the accounting principles applied by the industry, which are followed by ChannelRe, have evolved over time and incorporate the concepts of both short-duration contracts, accounted for under the provisions of FAS 60, and long-duration contracts accounted for under the provisions of FAS 97, as well as other accounting literature, such as FASB No. 5 “Accounting for Contingencies” and Emerging Issues Task Force (EITF) Issue No.85-20 “Recognition of Fees for Guaranteeing a Loan.”

In January and February of 2005, the SEC discussed with the financial guarantee industry participants the diversity in practice with respect to their accounting policies for loss reserves. In June of 2005, the FASB added a project to its agenda to address the accounting for financial guarantee insurance. The proposed and final

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

documents are expected to be issued in 2006. When the FASB issue authoritative guidance on this matter, ChannelRe and the rest of the financial guarantee industry may be required to change some aspects of their loss reserving policies and the potential changes could extend to premium and expense recognition. ChannelRe cannot predict how the FASB will resolve this issue and the resulting impact on the financial statements. ChannelRe will continue to apply its current loss reserving methodology (and premium and expense recognition) as noted above until the authoritative guidance is issued.

(h)    Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Operating transactions in foreign currencies are translated at average rates of exchange prevailing during the year. Unrealized gains and losses resulting from translation are included in accumulated other comprehensive income in shareholders’ equity. Gains and losses resulting from transactions in foreign currency are recorded in current income.

(i)    Minority interest

Minority interest reflects MBIA and Koch’s direct investments in ChannelRe. Their minority interest in ChannelRe’s income is reflected as a reduction on the income statement. The minority interest in ChannelRe’s net assets is reported on the balance sheet.

3.      Derivative instruments

ChannelRe has reinsured a number of credit default swap (“CDS”) transactions originated by MBIA. As these transactions are derivatives under FAS 133, they are required to be marked to market (fair valued). CDS transactions ceded to ChannelRe are marked to market based on the relative proportion of the MBIA mark. As there are no directly observable market valuations available for these transactions they are marked to market by MBIA utilizing an internally developed model. Management reviews the mark for reasonableness.

At December 31, 2005 the total change in mark to market on Channel’s portfolio gave rise to a derivative liability of $61 thousand (2004—$140 thousand). At December 31, 2005, the impact on earnings from the derivative transactions is summarized below:

	2005 $	2004 $
Premiums written	10,903	10,480
Increase in deferred premium revenue	(1,113)	(5,536)

Premiums earned	9,790	4,944
Losses incurred	(1,175)	(593)
Acquisition costs	(2,359)	(1,212)
Unrealized gains (losses) on credit derivatives	79	(140)

Net income from derivative instruments	6,335	2,999

Contingent capital facility

In February 2005, ChannelRe entered into a put option agreement with ABC Trust. The put option agreement provides ChannelRe with the irrevocable right at any time to put up to $100 million of its

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

non-cumulative perpetual Series B Preferred Shares in $25 million increments. Under the terms of the put option agreement, ChannelRe is obligated to reimburse the ABC Trust quarterly for certain fees and ordinary expenses. The put option agreement is perpetual but would terminate on delivery of notice by ChannelRe on or after February 11, 2010, or under certain defined circumstances, such as the failure of ChannelRe to pay the put option premium when due or bankruptcy. The put option is a derivative and as such is recorded at fair value with changes in fair value recognized in earnings. At December 31, 2005, the fair value adjustment was a $36 thousand increase to income giving rise to a derivative asset at December 31, 2005 of $36 thousand (2004 -$nil). As the underlying structure is defined as a derivative, the underwriting and legal costs associated with establishing the ABC Trust have been expensed.

4.      Pledged assets

ChannelRe entered into trust agreements with MBIA on February 12, 2004 (and as amended February 11, 2005) for the benefit of MBIA and any future cedents. The trust accounts are subject to withdrawal by the beneficiaries to satisfy any unpaid portion of ChannelRe’s reinsurance obligations. At December 31, 2005 and December 31, 2004 the balance in the trust accounts totalled $444.4 million and $433.7 million, respectively, which was in excess of the required amounts. Under the agreements future instalment premiums plus any proceeds from exercising the put option on the contingent capital facility will be deposited into the Trust accounts.

5.      Limitation on dividends and share repurchase

The Company may not declare a dividend or purchase its own shares prior to February 12, 2007. On or after February 12, 2007, if the board of directors of the Company determines that excess capital exists, it may declare a pro-rata share repurchase or a dividend that is less than or equal to available excess, as such term is calculated pursuant to the Shareholders Agreement by and among the Company and its shareholders. Any reduction in capital resulting from the pro-rata share repurchase must be approved by an affirmative of the board of directors; provided that such pro-rata share repurchase may only be made under circumstances where a dividend of equal amount would be permitted. The Company may not declare a share repurchase that is not pro-rata. The distributable net income of the Company is restricted by the arrangements with related parties described in note 16.

The Company may not repurchase its shares if such repurchase would, in the opinion of the board of directors, cause adverse tax consequences either to the Company or any of its shareholders.

In the event the Master Agreement between the ChannelRe and MBIA Insurance Corporation expires, then there are certain restrictions on the declaration and payment of dividends unless the ChannelRe’s exposure under all reinsurance agreements has been eliminated by means of novation, commutation or otherwise.

6.      Share capital

The authorized share capital of the Company consists of 120,000 common shares, par value U.S.$1.00 per share.

7.      Premiums earned from refunded and called reinsured bonds

For the period to December 31, 2005 premiums earned included $3.8 million (December 31, 2004—$5.9 million) related to refunded and called reinsured bonds.

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

8.      Investments

ChannelRe’s investment objective is to maximize total returns while emphasizing the preservation of capital through maintenance of high quality investments with adequate liquidity. ChannelRe’s investment policies limit the amount of credit exposure to any one issuer. The fixed maturity portfolio is comprised of high quality (average rating Triple-A) investments of diversified maturities.

The amortized cost, fair value and related unrealized gains (losses) of investments are as follows:

	Amortized cost $	Gross unrealized gains $	Gross Unrealized losses less than 12 months $	Gross Unrealized losses more than 12 months $	Net unrealized gains (losses) $	Fair value 2005 $
December 31, 2005
Fixed maturities:
United States treasury and government agency	183,007	436	(1,366)	(1,141)	(2,071)	180,936
Corporate and other obligations	161,347	353	(469)	(3,065)	(3,181)	158,166
Non dollar	2,565	0	(97)	0	(97)	2,468
Mortgage-backed securities	158,891	38	(685)	(2,511)	(3,158)	155,733

Total Fixed maturities	505,810	827	(2,617)	(6,717)	(8,507)	497,303
Short-term investments	85,896	4	(25)	(653)	(674)	85,222

Total investments	591,706	831	(2,642)	(7,370)	(9,181)	582,525

	Amortized cost $	Gross unrealized gains $	Gross Unrealized losses less than 12 months $	Gross Unrealized losses more than 12 months $	Net unrealized gains (losses) $	Fair Value 2004 $
December 31, 2004
Fixed maturities:
United States treasury and government agency	127,246	20	(1,579)	0	(1,559)	125,687
Corporate and other obligations	221,163	919	(2,087)	0	(1,168)	219,995
Mortgage-backed securities	146,998	53	(1,431)	0	(1,378)	145,620

Total Fixed maturities	495,407	992	(5,097)	0	(4,105)	491,302
Short-term investments	18,233	—	(191)	0	(191)	18,042

Total investments	513,640	992	(5,288)	0	(4,296)	509,344

As of December 31, 2005 gross unrealized losses totalled $9.2 million (2004—$5.3 million). There were 82 securities (2004—none) in an unrealized loss position for a continuous twelve month period or longer, and none of these securities had unrealized losses in which their book value exceeded the market value by more than 5%. ChannelRe determined that the unrealized losses were temporary in nature because there was no deterioration in credit quality and all securities were rated A or better. Additionally, ChannelRe has both the ability and intent to hold these investments until the value recovers to an amount at least equal to amortized cost or to maturity.

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

The contractual maturities of fixed maturity securities are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At December 31, 2005 the portfolio’s long-term average maturity was 5.56 years (2004—5.29 years); the portfolio’s duration was 3.71 years (2004—3.51 years).

	Amortized cost $	Fair value $	Amortized cost $	Fair value $
	12/31/05	12/31/05	12/31/04	12/31/04
Beyond 1 year but within 5 years	211,794	207,336	247,690	244,415
Beyond 5 years but within 10 years	76,278	74,895	46,647	46,576
Beyond 10 years but within 15 years	14,083	13,820	21,561	21,448
Beyond 15 year but within 20 years	—	—	—	—
Beyond 20 years	44,764	45,519	32,511	33,243
Mortgage-backed securities	158,891	155,733	146,998	145,620

Total	505,810	497,303	495,407	491,302

The credit quality of the investments at December 31, 2005 and December 31, 2004 was as follows:

Rating	Percentage of market value December 31, 2005%	Percentage of market value December 31, 2004%
Aaa	68	60
Aa	17	26
A	15	14

	100	100

9.      Investment income and gains and losses

Net investment income is derived from the following sources:

	2005 $	2004 $
Interest and amortization	20,356	14,084
Investment expenses	(849)	(680)

Net investment income	19,507	13,404

Proceeds from sales and redemption of fixed maturity securities for the periods to December 31, 2005 and December 31, 2004 were $153,714 and $298,026. Gross gains of $381 and $192 were realized for the periods to December 31, 2005 and December 31, 2004 respectively. Gross losses of $2,026 and $1,045 were realized for the periods to December 31, 2005 and December 31, 2004. There were no losses due to other than temporary impairments in 2005 or 2004.

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

10.    Deferred acquisition costs

Acquisition costs deferred for amortization against future income and related amortization charged to expenses are as follows:

	2005 $	2004 $
Balance, beginning of period	49,335	—
Policy acquisition costs	14,515	64,068
Costs amortized during the period	(16,231)	(14,733)

Balance end of period	47,619	49,335

11.    Loss and loss adjustment expense reserves

The liability for losses and loss expenses is comprised primarily of a reserve for unallocated losses. Activity in the liability for losses and loss expenses was as follows:

	2005 $	2004 $
Case basis loss and LAE reserves
Balance at beginning of period	917	—
Case basis transfers from unallocated loss reserve	1,512	1,001
Additional incurred losses	2,927	—
Paid losses and LAE expense	(870)	(84)

Ending case basis reserve	4,486	917

Unallocated loss reserve
Balance at beginning of period	5,238	—
Losses and LAE established	7,154	6,239
Case basis transfers from unallocated loss reserve	(1,512)	(1,001)

Ending unallocated loss reserve	10,880	5,238

Unpaid losses and loss expenses, end of period	15,366	6,155

During the year ended December 31, 2005 case incurred losses primarily consisted of reinsured obligations on three sub-prime housing market deals. ChannelRe established case losses for these deals in the amount of $4.5 million by transferring $1.6 million from unallocated loss reserves and establishing additional incurred losses in the amount of $2.9 million.

There was no adverse development in respect of prior year case basis losses. Case basis losses recorded in the current year relate only to newly identified cases.

12.    Taxation

Bermuda presently imposes no income tax, withholding tax or capital gains taxes and the Company is exempted until March 2016 from any such future taxes pursuant to the Bermuda Exempted Undertakings Tax Protection Act 1966, and Amended Act 1987.

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

13.    Retirement plans

Effective December 31, 2004, ChannelRe established a qualified defined contribution retirement plan and trust agreement, the Channel Reinsurance Ltd. Retirement Plan (“The Plan”).

The Plan is managed externally and employees and ChannelRe contribute a certain percentage of the employee’s gross salary into The Plan each month. ChannelRe’s expenses for The Plan totalled $15 thousand for the year ended December 31, 2005 (2004—$7 thousand).

14.    U.S. Securities and Exchange Commission (“SEC”) Loss Mitigation product Investigation

On May 18, 2005, ChannelRe received a subpoena from the U.S Securities and Exchange Commission (“SEC”) in connection with the SEC’s investigation of certain loss mitigation products. ChannelRe refused to accept service of such subpoena as ChannelRe maintains that it is outside the jurisdiction of the SEC. However, ChannelRe voluntarily agreed to provide certain documents to the SEC in connection with its investigation. As of December 31, 2005, no further requests for information have been made. Although ChannelRe cannot predict the outcome of the SEC’s investigation with respect to ChannelRe, it is considered unlikely at this time that the investigation will have any impact on ChannelRe’s financial condition.

15.    Hurricane Katrina

Based on an analysis of ChannelRe’s geographic exposures, as well as information provided from MBIA, management does not anticipate any material adverse affects on ChannelRe’s insured portfolio as a result of Hurricane Katrina. For this reason, no specific or unallocated reserves have been established by ChannelRe relating to these exposures. The following information summarizes ChannelRe’s public finance and structured finance exposures in the Gulf States that were affected by Hurricane Katrina.

Public Finance

The following table lists ChannelRe’s public finance insured credits issued by or located in counties and parishes in Alabama, Louisiana and Mississippi that have been designated by the Federal Emergency Management Agency (“FEMA”) as eligible for both Individual and Public Assistance.

ChannelRe’s Public Finance Exposure in Counties and Parishes Eligible for Both Individual and Public Assistance – by Bond Category

Net Par Outstanding as of 12/31/05

(in $ thousands)

Bond Category	Alabama	New Orleans	Other Louisiana	Mississippi	Total
General Obligation (GO), Tax-Backed, Leases and Muni Utilities	$1,627	$3,721	$13,797	$802	$19,947
Health Care	—	5,452	5,166	1,257	11,875
Transportation	6,009	2,589	—	—	8,598
Higher Education and Other Non-Profit	—	4,513	1,684	—	6,197
Enterprises	—	3,600	—	—	3,600
Total Exposure	$7,636	$19,875	$20,647	$2,059	$50,217

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

Structured Finance

Due to the complexities involved in determining geographic exposures, it is difficult to develop a comprehensive list of structured finance transactions located in the states of Alabama, Louisiana and Mississippi. However, based on information received from MBIA, ChannelRe has identified exposures of $33.7 million in the aforementioned Gulf States. The largest single exposure ($31.7 million) is an Oil & Gas Transaction in the Gulf of Mexico, which available information suggests that only a small percentage of this transaction was affected by Hurricane Katrina. The remaining balance is comprised of $1.7 million in franchise asset-backed transactions and $0.3 million in auto receivables and manufactured housing.

16.    Related party transactions

The Company through its investment in ChannelRe is party to agreements with two of its shareholders or their affiliates.

ChannelRe entered into a Master Agreement with MBIA Insurance Corporation (“MBIA”) on February 12, 2004, under which MBIA has granted ChannelRe a preferential right to reinsure certain financial guarantee business. ChannelRe pays a ceding commission to MBIA on all financial guarantee business originating with MBIA and insured by or ceded to ChannelRe. In conjunction with the execution of the Master Agreement, on February 12, 2004, ChannelRe and MBIA also entered into a Comprehensive Automatic Treaty Reinsurance Agreement (amended effective July 1, 2005) and a Master Facultative Reinsurance Agreement, which address more specifically the reinsurance arrangements between ChannelRe and MBIA. Currently all of ChannelRe’s business is assumed under these agreements. During 2005, MBIA ceded premium of $57.3 million to ChannelRe (2004—$249.1 million) which resulted in commission expenses of $13.5 million (2004—$61.1 million)

ChannelRe entered into a Technical Support Agreement with MBIA on February 12, 2004, under which MBIA provides certain pricing and portfolio management models and delivers certain other services. On the fifth and tenth anniversary of the agreement, ChannelRe will pay MBIA a technical service fee in an amount equal to a percentage of ChannelRe’s cumulative net income (excluding the technical support fees due to MBIA and the inducement fees due to RUM – see below) for the prior five-year period, subject to certain limits. During 2005, ChannelRe incurred an expense of $1.1 million (2004—$1.1 million) related to this agreement. At December 31, 2005, ChannelRe had accrued a payable of $2.2 million (December 31, 2004—$1.1 million) related to this agreement.

ChannelRe entered into an Investment Manager Agreement with an affiliate of MBIA, MBIA Capital Management Corp. (“MBIA Capital”), on February 12, 2004, under which MBIA Capital manages the investments of ChannelRe. The agreement is cancellable on 30 days notice by either party. During 2005, ChannelRe incurred an expense of $0.8 million (2004—$0.7 million) under this agreement.

ChannelRe entered into a Services Agreement with an affiliate of RenaissanceRe Holdings Ltd., Renaissance Underwriting Managers, Ltd. (“RUM”), on February 12, 2004, under which RUM provides ChannelRe with office space, services and equipment. ChannelRe is obligated to reimburse RUM for any expenses incurred by RUM in providing these services. For 2005, reimbursable expenses totalled $0.2 million (2004—$0.2 million). On the fifth and tenth anniversary of the agreement, ChannelRe will also pay RUM an inducement fee in an amount equal to a percentage of ChannelRe’s cumulative net income (excluding the technical support fees due to MBIA and the inducement fees due to RUM) for the prior five-year period. During

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

2005 ChannelRe incurred an expense of $0.9 million (2004—$0.8 million) for RUM’s inducement fee. At December 31, 2005 ChannelRe had accrued a payable of $1.7 million (2004—$0.8 million) for the inducement fee.

17.    Outstanding exposure

ChannelRe’s policies reinsure the scheduled payments of principal and interest on municipal and asset-backed obligations. The principal amount reinsured and the terms to maturity are as follows (in millions):

December 31, 2005

(in $ millions)	Public finance		Structured finance		Total portfolio
Term to maturity in years	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par
0 to 5	3,154	9.5	8,588	25.9	11,742	35.4
5 to 10	3,223	9.7	7,720	23.2	10,943	32.9
10 to 15	3,356	10.1	902	2.7	4,258	12.8
15 to 20	2,639	7.9	49	0.1	2,688	8.0
20 and above	3,067	9.3	520	1.6	3,587	10.9

Total	15,439	46.5	17,779	53.5	33,218	100.0

December 31, 2004

(in $ millions)	Public finance		Structured finance		Total portfolio
Term to maturity in years	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par	Outstanding par $	% of outstanding par
0 to 5	662	2.2	4,828	15.7	5,490	17.9
5 to 10	1,754	5.7	4,836	15.8	6,590	21.5
10 to 15	3,077	10.0	605	2.0	3,682	12.0
15 to 20	2,820	9.2	219	0.7	3,039	9.9
20 and above	8,138	26.5	3,747	12.2	11,885	38.7

Total	16,451	53.6	14,235	46.4	30,686	100.0

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

ChannelRe seeks to maintain a diversified portfolio of reinsured municipal and asset-backed obligations designed to spread its risk across a number of geographic areas. The distribution of principal reinsured as of December, 2005 is set forth in the following table (in millions):

(in $ millions)	Outstanding par $	% of Outstanding par	Outstanding par $	% of Outstanding par
	12/31/05		12/31/04
United States
California	2,079	6.3	2,321	7.6
New York	1,418	4.3	1,259	4.1
Massachusetts	907	2.7	893	2.9
Florida	872	2.6	930	3.0
Texas	636	1.9	677	2.2
New Jersey	603	1.8	879	2.9
Puerto Rico	596	1.8	766	2.5
Illinois	522	1.6	523	1.7
Pennsylvania	477	1.4	517	1.7
Colorado	469	1.4	484	1.5

Subtotal	8,579	25.8	9,249	30.1
Other states and territories	4,039	12.2	4,223	13.8
Nationally diversified	8,354	25.1	8,117	26.5

Total United States	20,972	63.1	21,589	70.4

Non-United States
United Kingdom	1,228	3.7	1,307	4.3
Germany	502	1.5	705	2.3
Australia	396	1.2	405	1.3
Turkey	347	1.0	144	0.5
Brazil	260	0.8	277	0.9
Chile	181	0.5	143	0.5
Mexico	152	0.5	260	0.8
South Korea	119	0.4	134	0.4
Portugal	67	0.2	77	0.3
Canada	60	0.2	69	0.2
France	42	0.1	71	0.2

Subtotal	3,354	10.1	3,592	11.7
Other international	291	0.9	374	1.2
Globally diversified	8,601	25.9	5,131	16.7

Total Non-United States	12,246	36.9	9,097	29.6

Grand Total	33,218	100.0	30,686	100.0

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

As of December 31, 2005, the insured portfolio was diversified by type of insured obligation as shown in the following table (in millions):

(in $ millions)	Outstanding par $	% of Outstanding par	Outstanding par $	% of Outstanding par
	12/31/05		12/31/04
Global Public Finance:

United States
General obligation	3,891	11.7	3,869	12.6
Utilities	2,573	7.8	2,761	9.0
Health care	2,045	6.2	2,127	6.9
Transportation	1,932	5.8	2,144	7.0
Special revenue	1,841	5.5	2,057	6.7
Higher education	495	1.5	509	1.7
Housing	380	1.1	456	1.4
Investor-owned utilities	366	1.1	539	1.8

Total United States	13,523	40.7	14,462	47.1

Non-United States
Transportation	695	2.1	662	2.2
Sovereign	499	1.5	508	1.7
Utilities	490	1.5	557	1.8
Investor-owned utilities	173	0.5	182	0.6
Sub sovereign	27	0.1	44	0.1
Health care	23	0.1	27	0.1
Housing	7	0.0	7	0.0
Higher education	2	0.0	2	0.0

Total Non-United States	1,916	5.8	1,989	6.5

Total Global Public Finance	15,439	46.5	16,451	53.6

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

(in $ millions)	Outstanding par $	% of Outstanding par	Outstanding par $	% of Outstanding par
	12/31/05		12/31/04
Global Structured Finance:

United States
CDO, CLO & CBO	3,807	11.5	2,910	9.5
Mortgage-backed:
Home equity	640	1.9	1,041	3.4
First mortgage	117	0.4	200	0.7
Other	97	0.3	121	0.4
Asset-backed:
Auto	817	2.5	1,210	3.9
Credit cards	381	1.1	596	1.9
Other	267	0.8	215	0.7
Leasing	16	0.0	29	0.1
Pooled corp. obligations and other	1,293	3.9	778	2.5
Financial risk	14	0.0	27	0.1

Total United States	7,449	22.4	7,127	23.2

Non-United States
CDO, CLO & CBO	7,918	23.8	4,370	14.3
Mortgage-backed:
First mortgage	558	1.7	622	2.0
Home equity	101	0.3	106	0.4
Other	421	1.3	639	2.1
Asset-backed:
Other	104	0.3	241	0.8
Leasing	19	0.1	38	0.1
Auto	10	0.0	12	0.0
Credit cards	—	0.0	—	0.0
Pooled corp. obligations and other	1,003	3.0	868	2.8
Financial risk	196	0.6	212	0.7

Total Non-United States	10,330	31.1	7,108	23.2

Total Global Structured Finance	17,779	53.5	14,235	46.4

Grand Total	33,218	100.0	30,686	100.0

18.    Fair value of financial instruments

The estimated fair value amounts of financial instruments shown in the following table have been determined using available market information and appropriate valuation methodologies. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

EXHIBIT 99

ChannelRe Holdings Ltd.

Notes to Consolidated Financial Statements—(Continued)

For the year ended December 31, 2005 and the period from February 12, 2004 to

December 31, 2004

(UNAUDITED)

(U.S. dollars in thousands, except per share amounts)

Fixed-maturity securities

The fair value of fixed-maturity securities is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Short-term investments

The fair value of short-term investments is based upon quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Fair value approximates cost due to the short maturity of these investments.

Cash and cash equivalents, receivable for investments sold, and payable for investments purchased

The carrying amounts of these items are reasonable estimates of their fair value.

Deferred premium revenue

The carrying amount of deferred premium revenue represents the future earned premium revenue on policies where the premium was received at the inception of the policy and the risk is not yet expired. The fair value of the deferred premiums is the market value that would be received in the reinsurance market under current market conditions. Management perceives the market value to approximate the carrying value.

Loss and loss adjustment expense reserves

The carrying amount is fair value, which is the present value of the expected cash flows for specifically identified claims and potential losses in the ChannelRe reinsured portfolio.

Instalment premiums

Consistent with industry practice, there is no carrying amount for future instalment premiums since premiums will be received on an instalment basis over the term of the reinsurance contract. The fair value is derived by calculating the present value of the estimated future cash flow streams from policies currently reinsured.

	Carrying amount $	Estimated fair value $	Carrying amount $	Estimated fair value $
	12/31/05		12/31/04
Assets:
Fixed-maturity securities	497,303	497,303	491,302	491,302
Short-term investments	85,222	85,222	18,042	18,042
Cash and cash equivalents	10,025	10,025	36,800	36,800

Liabilities:
Deferred premium revenue	185,702	185,702	191,854	191,854
Loss and loss adjustment expense reserve	15,366	15,366	6,155	6,155

Off-Balance Sheet Instruments:
Instalment premiums		192,234		148,120